Exhibit 99.1

SoundBite Communications Secures Successful FCC Declaratory Ruling

For Text Messaging Compliance

SoundBite leadership champions compliance clarity, paving a clear path for mobile communications

BEDFORD, MA – November 29, 2012 – SoundBite Communications (NASDAQ: SDBT), a provider of customer experience management solutions, today announced the Federal Communications Commission’s (FCC) recent favorable ruling on its February 2012 Petition for Declaratory Ruling. Sound public policy was clearly a guiding principle in removing the ambiguity around sending consumers confirmatory opt-out text messages. The ruling clarifies that sending a single opt-out confirmation after a consumer opts out of receiving text messages from a company does not violate the Telephone Consumer Protection Act (TCPA).

With its filing, SoundBite has championed the cause of consumers and businesses alike. This consumer-friendly ruling provides consumers with an optimal mobile experience, as they will now enjoy the “peace of mind” that comes from receiving a confirmation whenever they ask to be removed from mobile text messaging campaigns. Equally as important, companies now have complete clarity on how to handle consumer opt-outs. SoundBite played the lead role in creating this “win-win” and providing clarity to the mobile industry. Various TCPA interpretations, some of which were in conflict with industry best practices, had led to numerous lawsuits being filed against multiple companies that use mobile communications.

SoundBite Communications, a customer communications expert and industry influencer, saw the need to drive clarity within the complex compliance landscape and thus filed a Petition for Declaratory Ruling as part of its effort to secure clarification of the FCC’s interpretation of TCPA for mobile customer communications. SoundBite established a broad effort – gaining support by groups such as CTIA-The Wireless Association® (CTIA), U.S. Chamber of Commerce, the Mobile Marketing Association (MMA), Council of Better Business Bureaus, and others – to raise awareness, establish a unified industry voice and drive a positive resolution on this important issue. The FCC’s ruling clarifies that the TCPA and industry best practices from wireless carriers, MMA and CTIA, are in clear alignment.

“Consumers deserve to know that their opt-out message requests are properly recorded, confirmed, and executed. We are pleased that this favorable ruling removes the ambiguity many companies, including SoundBite, faced and enables us to provide the best consumer experience possible,” stated Jim Milton, president and CEO, SoundBite Communications. “This effort underscores SoundBite’s commitment as an industry leader. As a result of our diligent efforts, SoundBite has now created a path for organizations across a multitude of industries to effectively eliminate hundreds of millions of dollars of potential exposure to lawsuits.”

“We are grateful for the FCC’s quick action and decisive recognition that the consumer-friendly practice of sending one-time confirmation text messages is good public policy and consistent with the TCPA and consumer interest,” said Monica Desai, a partner at Patton Boggs LLP. “We are pleased the Commission issued a favorable declaratory ruling. As a result of SoundBite’s leadership, there is now a clear interpretation of TCPA, MMA and CTIA rules, which reduces ambiguity and frees the industry to deliver an optimal consumer experience in compliance with stated rules and regulations.”

“We are impressed with the leadership that SoundBite demonstrated to not only affirm opt-out messaging as a valuable tool for marketers, but also for coming to the MMA to rally its membership and to lock arms,” said Michael Becker, Managing Director MMA North America. “This is a testament to SoundBite’s leadership and those that came to support their petition for an FCC declaratory ruling that confirms messaging is valuable tool for marketing. By establishing a consumer preference model for mobile marketing communications, messaging best practices will continue to evolve and play an integral role for the marketing and carrier community.”

[Link to release omitted.]

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About SoundBite Communications

SoundBite Communications is a customer experience management company with deep expertise in delivering cloud-based mobile marketing, proactive customer care, and collections/payments solutions. More than 450 global end-clients, including nearly 50 Fortune 500 companies, leverage our proactive multi-channel communications and preference management platforms to power 2.5 billion personalized and compliant customer interactions annually across the full consumer lifecycle. Visit SoundBite.com and follow us on Twitter for more information. SoundBite is a registered service mark of SoundBite Communications, Inc.

IR & Media Contact:

Lynn Ricci

SoundBite Communications

781-897-2696

lricci@soundbite.com

www.SoundBite.com